Exhibit 10.1

Genesis Energy, LLC

2010 Long-Term Incentive Plan

Phantom Units with DERs Award

GRANT made as of                      between Genesis Energy, LLC, a Delaware limited liability company (the “Company”), and                      (“Employee”).

To carry out the purposes of the Genesis Energy, LLC 2010 Long-Term Incentive Plan (the “2010 Plan”), by affording Participant the opportunity to receive cash payments based on the Fair Market Value of the Common Units (“Units”) of Genesis Energy, L.P. (the “Partnership”), the Company grants you Phantom Units with DERs as follows:

1.	Grant of Phantom Units with Distribution Equivalent Rights.

(a)	General. The Company hereby grants to Employee 6,447 Phantom Units pursuant to the 2010 Plan. Each Phantom Unit represents the right to receive the Fair Market Value of the underlying common unit in the Partnership upon vesting. In addition each Phantom Unit includes a tandem right to receive Distribution Equivalent Rights (“DERs”). A DER is a contingent right to receive an amount in cash equal to the distribution made by the Partnership with respect to a Partnership common unit during the period each Phantom Unit is outstanding. If the Partnership makes cash distributions to its partners, a corresponding amount per Phantom Unit will be credited to your DER account. Schedule A, attached hereto, governs the vesting of your Phantom Units and tandem DERs and the timing of payments attributable to such interests. Your right to the payments described in Schedule A is contingent upon your continued employment through the vesting dates specified therein. This grant is subject to the terms and conditions of the 2010 Plan, which is incorporated herein by reference as a part of this Agreement. A copy of the 2010 Plan is attached hereto. In the event of any conflict between the terms of this Agreement and the 2010 Plan, the 2010 Plan shall control. Capitalized terms used in this Agreement but not defined herein shall have the meanings ascribed to such terms in the 2010 Plan, unless the context requires otherwise.

(b)	Vesting. Except as otherwise provided in Paragraph 2 hereof, all Phantom Units and DERs granted hereunder shall vest and become payable in accordance with Schedule A hereto.

2.	Events Occurring Prior to Vesting.

(a)	Death or Disability. If, prior to vesting, Employee ceases to be an employee of the Company and its Affiliates or a member of the Company acting in an employee role as a result of death or disability (within the Company’s policy or determination thereof), all unvested Phantom Units and DERs granted hereunder then held by Employee will automatically become fully vested upon such termination.

(b)	Other Termination. If Employee terminates from the Company and its Affiliates or ceases to be a member acting in an employee role for any reason other than death or disability as provided in (a) above, all unvested Phantom Units and DERs granted hereunder then held by Employee shall be automatically forfeited upon such termination, unless the Committee, in its discretion, waives, in whole or in part, such forfeiture.

(c)	Change in Control. Notwithstanding any other provision hereof, immediately prior to the occurrence of a Change in Control, all Phantom Units and DERs granted hereunder then held by Employee shall become fully vested.

3.	Payment. Schedule A describes the timing of payment attributable to Phantom Units and tandem DERs. Except as specifically provided for in Schedule A, such amounts will be payable as soon as administratively practicable and not later than 30 days after the vesting of a Phantom Unit and/or its tandem DER. At the end of the Restricted Period, Employee shall receive from the Company, in cancellation of such Phantom Unit and DER, a cash payment equal to the sum of (i) the Fair Market Value, as defined in the 2010 Plan, of each Phantom Unit on the vesting date and (ii) the remaining amount of cash then credited to the DER Account with respect to each Phantom Unit.

4.	Limitations Upon Transfer. All rights under this Grant shall belong to Employee and may not be transferred, assigned, pledged, or hypothecated in any way (whether by operation of law or otherwise), other than by will or the laws of descent and distribution or pursuant to a “qualified domestic relations order” (as defined by the Internal Revenue Code of 1986, as amended), and shall not be subject to execution, attachment, or similar process. Upon any attempt to transfer, assign, pledge, hypothecate, or otherwise dispose of such rights contrary to the provision in this Grant, or the 2010 Plan, or upon the levy of any attachment or similar process upon such rights, such rights shall immediately become null and void.

5.	Withholding of Tax. To the extent that the grant, vesting or payment of a vested Phantom Unit or DER results in the receipt of compensation by Employee with respect to which the Company or Affiliate has a withholding obligation, the Company or Affiliate shall withhold such amount from any payment otherwise due under this Grant.

6.	Binding Effect. This Grant shall be binding upon and inure to the benefit of any successor or successors of the Company or upon any person lawfully claiming under Employee.

7.	Modification. The Company has the right to amend this agreement at any time, provided however, that any amendment of the 2010 Plan or this award agreement that would otherwise constitute an impairment of the Employee’s rights under this award agreement, will not be effective unless the Company requests the Employee’s consent and the Employee consents in writing. For the avoidance of doubt, the cancellation of a vested award where the Employee receives a payment equal in value to the Fair Market Value of the vested Phantom Units and the vested DER account balance will not be an impairment of the Employee’s rights that requires the Employee’s consent.

8.	Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflicts of laws principles thereof.

GENESIS ENERGY, LLC

By:
Name:
Title:

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SCHEDULE A

Units Granted	Vesting Date

Performance Vested Units: 100% of Grant or Units

                    , subject to performance levels achieved below:

Award will vest as follows: (a) if the quarterly distribution on the common units is less than $         per unit for the              quarter of              (which would be paid in the              quarter of             ), all of the phantom units granted will be forfeited; (b) if the quarterly distribution on the common units for the              quarter of              is $         per unit,     % of the phantom units granted will vest and the remainder will be forfeited; (c) if the distribution on the common units for the              quarter of              is $         per unit,     % of the phantom units granted will vest; and (d) if the distribution on the common units for the              quarter of              is $         per unit or greater,     % of the phantom units granted will vest. Should the quarterly distribution on the common units for the              quarter of              be between the range of $         per unit and $         per unit, the phantom units will vest between     % and     % of the number granted on a pro rata basis.

Performance Vested Units DERS	Paid quarterly on the number of units corresponding to the number of initial units granted, subject to your continued employment through the payment date. If your employment terminates for any reason prior to the payment date, no DER payment will be made and your DERs will be forfeited.

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